UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2004

YAMAHA MOTOR RECEIVABLES CORPORATION
(Exact name of registrant as specified in its charter)
(Originator of the Yamaha Motor Master Trust)

Delaware	333-74069, 333-45516	33-0592719
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

6555 Katella Avenue, Suite A
Cypress, CA 90630
(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 761-7500

Item 5.  Other Events

Registrant hereby gives notice that, in accordance with the requirements of the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999 among Yamaha Motor Receivables Corporation, Yamaha Motor Corporation, U.S.A., as Servicer, and JPMorgan Chase Bank, a New York banking corporation (successor to the Fuji Bank and Trust Company), for its Yamaha Motor Master Trust, it has (i) extended the Revolving Period (and thus delayed the Amortization Commencement Date) for its Variable Funding Series 1998-1 Asset-Backed Certificates to September 30, 2005; (ii) increased the Variable Funding Series 1998 Class A Maximum Invested Amount from $175,500,000 to $250,000,000 and the Variable Funding Series 1998 Class B Maximum Invested Amount from $22,805,085 to $32,485,875; (iii) amended the definition of Transferor Subordination Event to increase the permitted concentration level for receivables related to all-terrain vehicles; and (iv) made certain other amendments to the transaction documents and its Certificate of Incorporation.  Copies of the amendments are attached hereto as indicated in the Index to Exhibits.  Investors may also obtain conformed copies of the transaction documents applicable to their Series by contacting the Trustee at JPMorgan Chase Bank, ITS-Structured Finance Services, 4 New York Plaza, 6th Floor, New York, New York 10004.

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Method of Filing

5.1	Second Amended and Restated Certificate of Incorporation of Yamaha Motor Receivables Corporation, dated as of April 1, 2004.	Filed Herewith

5.2

Second Amendment to Amended and Restated Master Pooling and Servicing Agreement, dated as of April 1, 2004, among Yamaha Motor Receivables Corporation, as Transferor, Yamaha Motor Corporation, U.S.A., a California corporation, as Servicer, and JPMorgan Chase Bank (successor to The Fuji Bank and Trust Company), as Trustee.

Filed Herewith

5.3	Second Amendment to Receivables Purchase Agreement, dated as of April 1, 2004, by and between Yamaha Motor Corporation, U.S.A., as seller, and Yamaha Motor Receivables Corporation, as purchaser.	Filed Herewith

5.4

Second Amendment to Servicing Agreement, dated as of April 1, 2004, by and between Yamaha Motor Corporation, U.S.A. and GE Commercial Distribution Finance Corporation, a Nevada corporation (formerly known as Deutsche Financial Services Corporation which was formerly known as ITT Commercial Finance Corp.).

Filed Herewith

5.5

Amendment No. 1 to Series 2000-1 Supplement to the Pooling and Servicing Agreement, dated as of April 1, 2004, by and among Yamaha Motor Receivables Corporation, as Transferor, Yamaha Motor Corporation, U.S.A., as Servicer, and JPMorgan Chase Bank.

Filed Herewith

5.6

Amendment No. 2 to Series 1999-1 Supplement, dated as of April 1, 2004, among Yamaha Motor Receivables Corporation, as Transferor, Yamaha Motor Corporation, U.S.A., as Servicer, and JPMorgan Chase Bank.

Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAMAHA MOTOR RECEIVABLES CORPORATION
(Registrant)

Dated:	April 5, 2004	By:	/s/ Russell D. Jura
		Name:	Russell D. Jura
		Title:	Assistant Secretary